Exhibit 99.01

Contact:	Diane Carlini
Intuit Inc.
(650) 944-6251
diane_carlini@Intuit.com
Intuit Issues Update On Stock Options
MOUNTAIN VIEW, Calif., — June 29, 2006 — On June 26, 2006, Intuit Inc. (Nasdaq: INTU) received a subpoena from the United States Attorney for the Northern District of California requesting documents related to the company’s historical stock option practices. It is our belief that similar subpoenas have been served on many of the companies named in a recent report from the Center for Financial Research and Analysis (CFRA). As disclosed on June 9, 2006, Intuit received an informal request from the Securities and Exchange Commission for information on historical stock option practices.
          We will fully cooperate with the U.S. Attorney’s office.
          As also previously disclosed, in May 2006 when we first learned of the CFRA report, Intuit’s Board of Directors initiated a voluntary independent review of our historical stock option grant activities and related accounting treatment. This ongoing review is being conducted by independent members of the board, independent legal counsel and accountants.
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Intuit Issues Update on Stock Options

About Intuit Inc.
          Intuit Inc. is a leading provider of business and financial management solutions for small- and mid-sized businesses, consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax® software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation software suites for professional accountants.
          Founded in 1983, Intuit had annual revenue of more than $2 billion in its fiscal year 2005. The company has nearly 7,000 employees with major offices in 13 states across the U.S., and offices in Canada and the United Kingdom. More information can be found at www.Intuit.com.

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